CODE OF ETHICS
                              AMENDED AND RESTATED

                                 The Elite Group

                       McCormick Capital Management, Inc.


A.   INTRODUCTION

     The Securities and Exchange Commission has adopted a new rule, Rule 204A-1 under the Investment Advisers Act of 1940, that requires registered investment advisers to adopt a code of ethics, and has also adopted amendments to several related rules, including Rule 17j-1 under the
     Investment Company Act of 1940 (the "Act") which required registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The Elite Group (the "Trust") is registered as an open-end management investment company under the Act. McCormick Capital Management, Inc. ("MCM") is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all supervised persons, employees, officers, directors and trustees of MCM and the Trust and has been amended and restated to reflect these most recent regulatory changes.

     This Code of Ethics is based on the principle that the officers, directors, trustees and employees of MCM and the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code"), and in such a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code and, applicable federal securities laws. Technical compliance with this Code will not insulate from scrutiny trades that indicate an abuse of an individual's fiduciary duties to the Trust.

B.   DEFINITIONS

     1. "Access person" means (i) any supervised person, employee, portfolio management personnel, director, principal, trustee or officer of the Trust or MCM, (ii) any employee of any company in a control relationship to the Trust or MCM who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in a control relationship to the Trust or MCM who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "access person" simply by virtue of the following: (i) normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; (ii) a single instance of obtaining knowledge of current recommendations or trading activity; or, (iii) infrequently and inadvertently obtaining such knowledge. The Chief Compliance Officer ("CCO") for the Trust and MCM is responsible for determining who are access persons.



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     2.   A security is "being  considered  for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

     3. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description.)

     4. "Chief Compliance Officer or CCO" means the individual responsible to the Board for implementing and maintaining the Trust's Compliance Policies and Procedures.

     5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     6. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

     7. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that issuer, or a security convertible into another security.

     8. "Federal security laws" means the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Grahm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

     9. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

                    child              grandparent         son-in-law
                    stepchild          spouse              daughter-in-law
                    grandchild         sibling             brother-in-law
                    parent             mother-in-law       sister-in-law
                    step-parent        father-in-law


          Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     10. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.


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     11.  "Investment  personnel" means those employees who provide  information and advice to an investment manager or who help execute the investment manager's decisions.

     12. "Investment manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust.

     13. "Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

     14. "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

     15. "Security" and "Reportable Security" are interchangeable and shall have the meaning set forth in Section 2(a)(36) of the Act, and Section 202(a)(18) of the Investment Advisers Act of 1940, except that it shall not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds that are not advised or sub-advised by MCM; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by MCM, and such other money market instruments as designated by MCM and the Board of Trustees of the Trust.

          Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.   NOTIFICATION OF ACCESS PERSONS

     The CCO shall notify each "Access Person" of the Trust or MCM that may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

D.   PRE-CLEARANCE REQUIREMENTS

     All access persons shall clear in advance of execution through the CCO, or when applicable, the President, or in the case of a request by the CCO, through the alternative Compliance Officer, any purchase or sale, direct or indirect, of any Security in an Initial Public Offering or a Limited Offering (Private Placement) in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The CCO shall retain written records of such clearance requests.

E.   PROHIBITED ACTIONS AND TRANSACTIONS

     Notwithstanding a grant of clearance under Section D hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.


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     1.   No access  person  shall  purchase or sell a security for his personal account on a trading day in which MCM is purchasing or selling the same security for the Trust. An access person shall disgorge any profits realized on trades executed the same day as the Trust and such profits shall be credited to the Series of the Trust in question for
          the  benefit  of  all  shareholders.   This  prohibition   applies  to
          disinterested trustees and their immediate families, but only to the extent the trustee, at the time of a transaction, and in the ordinary course of fulfilling his or her official duties as a trustee, would have known the Trust had a pending order in the same security.

     2. An access person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such access person or his or her immediate family.

     3. Investment personnel and access persons shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and access persons is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

     4. Investment personnel and access persons shall not serve on the board of directors of publicly traded companies, absent prior authorization from the CCO. The CCO will grant authorization only if it is determined that the board service would be consistent with the interests of the Trust. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

     5. An access person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer. "Material inside information" is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company's securities.

     6. An access person shall not execute a securities transaction that is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (market manipulation).

F.   CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION

     1. Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the CCO. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.


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     2.   Access persons shall not disclose any such confidential information to
          any  person  except  those   employees  and  trustees  who  need  such
          information to carry out the duties of their position with MCM or the Trust.

G.   REPORTING BY ACCESS PERSONS

     1. Each access person, except a disinterested trustee, shall arrange for the CCO to receive directly from the broker-dealer effecting a transaction in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such access person has any beneficial ownership interest, unless such information is accessed and printed directly from the broker-dealer web site or is provided pursuant to paragraph 2 of this Section.

     2. TRANSACTION REPORTS. In the event an access person, other than a disinterested trustee, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the access person shall report to the CCO no later than 30 days after the end of each calendar quarter the information described below with respect to transactions in any reportable security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the reportable security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence:

          a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable) number of shares, and the principal amount of each reportable security involved;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          c.   The price of the security at which the transaction was effected;

          d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

          e.   The date that the report is submitted by the access person.

          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     3. Each access person, except a disinterested trustee, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any security in which such access person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the security have been reported to the CCO. If an access person had no transactions during the year, such access person shall so advise the CCO.


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     4.   HOLDING REPORT.  Each access person,  except a disinterested  trustee, shall no later than 10 days after becoming an access person and annually thereafter, disclose to the CCO in writing his or her current security holdings. The holding report shall contain information current as of a date no more than 45 days before the report is submitted and contains the following information:

          a. The title and type of security, and as applicable the exchange ticker or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

          b. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect beneficial interest; and

          c.   The date the access persons submits the report.

     5. A disinterested trustee need only report a transaction in a reportable security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

     6. MCM or the Trust may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security, any direct or indirect beneficial ownership by such person of such security.

H.   INITIAL AND ANNUAL CERTIFICATIONS BY ACCESS PERSONS

     Within ten (10) days following the commencement of their employment or otherwise becoming subject to this Code and at least annually following the end of the calendar year, all Access Persons shall be required to sign and submit to the CCO a written certification affirming that he/she has read and understands this Code to which he/she is subject. In addition, the Access Person must certify annually that he/she has complied with the requirements of this Code and has disclosed and reported all personal securities transactions that are required to be disclosed and reported by this Code. The CCO will circulate the Annual Certifications and Holdings Reports for completion following the end of each calendar year.

I.   REVIEW OF REPORTS AND ASSESSMENT OF CODE ADEQUACY

     The CCO shall review and maintain the reports contemplated by this Code (the "Reports") with the records of MCM. Following receipt of the Reports, the CCO shall consider in accordance with procedures designed to prevent Access Persons from violating this Code:

          (a) whether any personal securities transaction evidences an apparent violation of this Code; and

          (b) whether any apparent violation of the reporting requirement has occurred.

     Upon making a determination that a violation of this Code, including its reporting requirements,


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     has occurred,  the CCO shall report such violations to the President of MCM who shall determine what sanctions, if any, should be recommended to be taken by MCM. The CCO shall prepare quarterly reports to be presented to the Fund Board of Trustees with respect to any material trading violations under this Code.

     This Code, a copy of all Reports referenced herein, any reports of violations, and lists of all Access Persons required to make Reports, shall be preserved for the period(s) required by Rule 17j-1 of the Investment Company Act of 1940, and Rule 204A-1 of the Investment Advisers Act of 1940. MCM shall review the adequacy of the Code and the operation of its related procedures at least once a year.

J.   REPORTS TO BOARD OF TRUSTEES

     MCM shall submit the following reports to the Board of Trustees of the Trust.

     1.   Code of Ethics

          All material changes to this Code shall be submitted to the Board for review and approval.

     2.   Annual Certification of Adequacy

          The CCO shall annually prepare a written report to be presented to the Board of the Funds detailing the following:

          a. Any issues arising under this Code or its related procedures since the preceding report, including information about material violations of this Code or its related procedures and sanctions imposed in response to such material violations; and

          b. A Certification to Fund Boards that MCM and the Trust has adopted Procedures designed to be reasonably necessary to prevent Access Persons from violating this Code.

K.   SANCTIONS

     Upon discovering a violation of this Code, MCM or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

     Amended and Adopted June 27, 2006






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                        APPENDIX A TO THE CODE OF ETHICS

                             "BENEFICIAL OWNERSHIP"

For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities, which an access person has or acquires. MCM and the Trust will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the CCO. An access person may disclaim beneficial ownership as to any security on required reports.















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